UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Alliance Semiconductor Announces Formation of Special Committee to Evaluate and Respond to Stockholder

SANTA CLARA, Calif.—(BUSINESS WIRE)—July 1, 2005—Alliance Semiconductor Corporation (Nasdaq:ALSC), a leading worldwide provider of analog and mixed signal products, high-performance memory products, connectivity and networking solutions for the communications, computing, embedded, industrial and consumer markets, today announced that its Board of Directors has formed a special committee of directors to evaluate and make decisions in response to the share accumulation and proposals recently disclosed in a Schedule 13D filing made by Bryant R. Riley and his affiliates. The committee consists of N. Damodar Reddy, Sanford L. Kane, Juan A. Benitez and Gregory E. Barton. The committee has only just begun its work and has not yet established a timetable for completion of its review of the situation. In the meantime, the Company urges all stockholders not to take any action until the special committee has had an opportunity to evaluate and respond to the various proposals made by B. Riley.

The Board of Directors intends to file a proxy statement with the Securities and Exchange Commission relating to its solicitation of proxies for the Company’s Annual Meeting of Stockholders. Alliance Semiconductor stockholders are urged to read the Company’s proxy statement, when it becomes available, because it will contain important information. Alliance Semiconductor stockholders will be able to obtain a copy of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission’s web site located at www.sec.gov. Alliance Semiconductor stockholders will also be able to obtain a free copy of the proxy statement, and other relevant documents, by contacting Alliance Semiconductor Investor Relations. All of the Alliance Semiconductor directors will be deemed to be participants in the Board’s solicitation of proxies, and certain of the executive officers of Alliance Semiconductor may be deemed to be participants in the Board’s solicitation of proxies. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in the Board’s solicitation of proxies will be set forth in the proxy statement filed by Alliance Semiconductor with the Securities and Exchange Commission in connection with the Annual Meeting.